Exhibit (d)(3)

GUARANTEE

GUARANTEE, dated as of July 24, 2017 (this “Guarantee”), by KKR North America Fund XI L.P., a Cayman Islands exempted limited partnership (“Guarantor”), in favor of WebMD Health Corp., a Delaware corporation (the “Guaranteed Party”).

1.             GUARANTEE.  To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of July 24, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), among MH Sub I, LLC, a Delaware limited liability company (“Parent”), Diagnosis Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the full, complete and timely performance by Parent of each and every payment obligation of Parent under Section 9.03(d) of the Merger Agreement when due in accordance with the terms and conditions of the Merger Agreement, and (such obligations, the “Guaranteed Obligations”); provided that (i) in no event shall the Guarantor’s aggregate liability under this Guarantee exceed the amount equal to the Parent Termination Fee (the “Cap”), (ii) the Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Guarantee or the Merger Agreement other than as expressly set forth herein and in the equity commitment letter of even date herewith pursuant to which the Guarantor has agreed, subject to the terms and conditions contained therein, to make an equity contribution to Parent (the “Equity Commitment Letter”) and (iii) this Guarantee may not be enforced without giving effect to the Cap.  In no event shall the sum of any amounts paid hereunder to the Guaranteed Party and any other Person exceed the Cap.  It is acknowledged and agreed that (i) in no event shall the Guaranteed Party be able to collect the Guaranteed Obligations on more than one occasion and (ii) this Guarantee will expire and have no further force or effect, and the Guaranteed Party will have no rights hereunder, upon the Closing.  Notwithstanding anything to the contrary set forth in this Guarantee, the Guaranteed Party hereby agrees to the extent that Parent is relieved from its payment obligations under the Merger Agreement by satisfaction thereof or pursuant to any written agreement with the Guaranteed Party to such effect, the Guarantor shall be similarly relieved of its obligation under this Guarantee.

2.             NATURE OF GUARANTEE.

(a)           In the event that any payment to the Guaranteed Party in respect of the Guaranteed Obligations (subject to the Cap) is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made.  This Guarantee is one of payment, and not only collection, and a separate Action or Actions may be brought and prosecuted against the Guarantor to enforce this Guarantee, irrespective of whether any Action is brought against Parent, Purchaser or whether Parent or Purchaser are joined in any such Action or Actions.

(b)           The Guarantor’s obligations under this Guarantee are absolute and unconditional, and shall not be released or discharged, in whole or in part, or otherwise affected by (i) the value, genuineness, validity, regularity or enforceability of the Merger Agreement or the Guaranteed Obligations; (ii) any amendment or waiver of, or failure of the Guaranteed Party to enforce any right or remedy under, any of the Merger Agreement or the Guaranteed Obligations (with or without notice to the Guarantor) or the Equity Commitment Letter; (iii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Purchaser or the Guaranteed Party (other than as a result of payment of the Guaranteed Obligations in accordance with the terms hereof); (iv) any insolvency or bankruptcy (or similar event) of or relating to Guarantor, Parent, Purchaser, the Guaranteed Party or any other person now or hereafter liable with respect to any of the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (v) any default by the Guaranteed Party or Parent or Purchaser under the Merger Agreement; (vi) any inability of the Guaranteed Party to pay or perform its obligations under the Merger Agreement; (vii) any incapacity, lack of authority or limitation of status or power of the Guaranteed Party, Parent or Purchaser; or (viii) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Guaranteed Obligations.  To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company.

(c)           Guarantor hereby waives promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of Parent or Purchaser or any other Person interested in the Transactions, and all suretyship defenses generally (other than fraud by the Guaranteed Party with respect to this Guarantee or defenses to the payment of the Guaranteed Obligations that are available to Parent or Purchaser under the Merger Agreement).  Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Guarantee or acceptance of this Guarantee.

(d)           Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Purchaser that arise from the existence, payment, performance, or enforcement of Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Purchaser, whether arising under Contract or applicable Law, including, without limitation, the right to take or receive from Parent or Purchaser or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations shall have been fully performed and indefeasibly paid in full in cash.  If any amount shall be paid to Guarantor in violation of the immediately preceding sentence at any time prior to the full performance and indefeasible payment in full in cash of the Guaranteed Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of Guarantor and shall be held as collateral for the Guaranteed Obligations.  Notwithstanding anything to the contrary set forth in this Guarantee, the Guaranteed Party hereby agrees to the extent that Parent is relieved from its payment obligations under the Merger Agreement by satisfaction thereof or pursuant to any written agreement with the Guaranteed Party to such effect, the Guarantor shall be similarly relieved of its obligation under this Guarantee.

(e)           Guarantor acknowledges and agrees that (i) the provisions of this Guarantee are an integral and essential part of the Transactions and neither Parent or Purchaser nor the Guaranteed Party would have entered into the Merger Agreement without the benefit of this Guarantee and (ii) it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

3.             NO WAIVER; CUMULATIVE RIGHTS.

(a)           The failure of any party to assert any of its rights under this Guarantee or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by applicable Law or other agreement shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by the Guaranteed Party at any time or from time to time.  For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, the Guaranteed Party expressly hereby acknowledges that the only manner in which the Guaranteed Party or any of its Affiliates can obtain any form of monetary damages or other remedy against the Guarantor or any of its Affiliates in connection with the Merger Agreement or the Transactions is pursuant to the express provisions of this Guarantee.

(b)           When pursuing its rights and remedies hereunder against Guarantor, the Guaranteed Party shall be under no obligation to pursue such rights and remedies they may have against Parent or Purchaser or any other Person for the Guaranteed Obligations, and any failure by the Guaranteed Party  to pursue such other rights or remedies or to collect any payments from Parent or Purchaser or any such other Person shall not relieve Guarantor of any liability hereunder.

4.             CERTAIN REPRESENTATIONS AND WARRANTIES.  Guarantor hereby represents and warrants to the Guaranteed Party that:

(a)           Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)           Guarantor has all necessary power and authority to execute and deliver this Guarantee and to perform its obligations hereunder in accordance with the terms of this Guarantee;

(c)           the execution, delivery and performance of this Guarantee by Guarantor has been duly and validly authorized by all necessary action, and no other proceedings on the part of Guarantor are necessary to authorize this Guarantee;

(d)           this Guarantee has been duly and validly executed and delivered by Guarantor and, assuming due authorization, execution and delivery by the Guaranteed Party, constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms;

(e)           the execution and delivery of this Guarantee by Guarantor do not, and the performance of this Guarantee by Guarantor will not, (i) conflict with or violate the charter, partnership agreement, operating agreement or similar organizational documents of of Guarantor, (ii) conflict with or violate any Law applicable to Guarantor or by which any of its properties or assets is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Guarantor is a party or by which Guarantor or any of its properties or assets is bound, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay Guarantor from performing its obligations under this Guarantee;

(f)            the execution and delivery of this Guarantee by Guarantor do not, and the performance of this Guarantee by Guarantor will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; and

(g)           Guarantor has, and will continue to have, the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for Guarantor to fulfill its obligations under this Guarantee shall be available to Guarantor for so long as this Guarantee shall remain in effect in accordance with the terms hereof.

5.             NO ASSIGNMENT.  Neither this Guarantee nor any of the rights, interests or obligations under this Guarantee shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto.  Any purported assignment without such consent shall be void; provided, however, that notwithstanding the foregoing the Guarantor may assign its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any Affiliate; provided, further, that, notwithstanding any other provision hereof, no assignment of any of the Guarantor’s rights, interests or obligations hereunder will relieve the Guarantor of any of its obligations hereunder.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

6.             NO RECOURSE.  Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor or any of its successors or permitted assignees may be a partnership or a limited liability company, the Guaranteed Party covenants, agrees and acknowledges that, except with respect to the Retained Claims (as defined below), (a) no person shall have any obligation hereunder and that it has no right of recovery, and no recourse under this Guarantee or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith may be had, against any former, current or future director, officer, agent, Affiliate, manager, assignee or employee of the Guarantor, Parent or Purchaser (or any of their successors or permitted assignees), or against any former, current or future general or limited partner, manager, member or direct or indirect holder of any equity interests or securities of the Guarantor, Parent or Purchaser (or their successors or permitted assignees) or any Affiliate thereof, or against any former, current or future director, officer, agent, employee, Affiliate, member, stockholder, assignee, general or limited partner, manager, controlling Person, attorney or representative of any of the foregoing (any such Person, a “Guarantor Related Person”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise), by or on behalf of Parent against the Guarantor Related Person, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Guarantor Related Person under this Guarantee or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim based on, in respect of or by reason of the obligations thereunder or by their creation. The Guaranteed Party further agrees that neither it nor any of its Affiliates have any right of recovery against the Guarantor Related Person through Parent, or otherwise, whether by piercing of the corporate veil, by a claim on behalf of Parent against the Guarantor Related Persons, or otherwise, except for the rights under this Guarantee (subject to the Cap and the other limitations described herein) and for the other Retained Claims.  The sole and exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantor and any Guarantor Related Persons in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby are claims of the Guaranteed Party (i) against the Guarantor under this Guarantee, (ii) against Kohlberg Kravis Roberts & Co. L.P. under the Confidentiality Agreement, (iii) against Parent or Purchaser under the Merger Agreement or (iv) against the Guarantor under the Equity Commitment Letter pursuant to the third party beneficiary rights granted thereunder to the Guaranteed Party (any claims under clauses (i) through (iv), collectively, the “Retained Claims”).  The Guaranteed Party hereby covenants and agrees that, except for Retained Claims, it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the Confidentiality Agreement, the Equity Commitment Letter or the transactions contemplated thereby, or in respect of any oral representations made or alleged to made in connection therewith, against the Guarantor or any of the Guarantor Related Persons.  Nothing set forth in this Guarantee shall affect or be construed to affect or be construed to confer or give any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as set forth herein.  For the avoidance of doubt, in no event shall the Guarantor have any obligation to make any payment hereunder at any time after the Guarantor or its assignees under the Equity Commitment Letter shall have made full payment or contribution of any amounts required to be paid or contributed under the Equity Commitment Letter.

7.             EXPENSES.  All expenses incurred in connection with this Guarantee shall be paid by the party incurring such Expenses, whether or not the Offer, the Merger or any other Transaction is consummated, except as otherwise set forth in this Guarantee.

8.             NOTICES.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile transmission (with a confirmatory copy sent by an internationally recognized overnight courier service), or by email (with confirmation of successful transmission) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 8):

(a)	if to the Guarantor:
KKR North America Fund XI L.P.
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
	Attention:	Herald Chen
	Facsimile:	(212) 750-0003
	Email:	Herald.Chen@kkr.com

with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10016
Attention:	Marni J. Lerner
Michael T. Holick
Facsimile:	212-455-2502
Email:	mlerner@stblaw.com
mholick@stblaw.com

(b)	if to the Guaranteed Party:
WebMD Health Corp.
395 Hudson Street
New York, NY 10014
	Attention:	Douglas Wamsley
	Facsimile:	(212) 624-3773
	Email:	dwamsley@webmd.net

with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention:	Creighton O’M. Condon
Scott Petepiece
Facsimile:	(212) 848-7179
Email	ccondon@shearman.com
spetepiece@shearman.com

9.             CONTINUING GUARANTEE.  Unless terminated pursuant to this Section 9, this Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Guaranteed Obligations (as such Guaranteed Obligations may be modified pursuant to the last sentence of Section 1 hereof) are satisfied in full.  Notwithstanding the foregoing, this Guarantee shall terminate, other than Sections 6 through 8 and Sections 10 through 18, all of which shall survive the termination of this Guarantee, and the Guarantor shall have no further obligations under this Guarantee as of the earliest of (i) the Closing, (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties or under circumstances in which Parent would not be obligated to make any payments under Section 9.03(d) thereof, (iii) receipt by the Guaranteed Party of the payment of the Guaranteed Obligations and (iv) the three-month anniversary of any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to make any payments under Section 9.03(d) of the Merger Agreement if, by such three-month anniversary, the Guaranteed Party has not commenced a suit, action or other proceeding against Parent alleging that a payment is due pursuant to Section 9.03(d) of the Merger Agreement or against the Guarantor that amounts are due and owing from the Guarantor pursuant to Section 1 of this Guarantee (or, if the Guaranteed Party has commenced a suit, action or other proceeding under this Guarantee prior to such date, the date that such claim is finally satisfied or otherwise resolved).  Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of Section 6 or this Section 9 hereof are illegal, invalid or unenforceable in whole or in part or asserts any theory of liability or seeks any remedies against any Guarantor Related Person with respect to the transactions contemplated by the Merger Agreement other than those remedies expressly provided against Parent or Purchaser under the Merger Agreement or against the Guarantor under the Equity Commitment Letter or this Guarantee (as limited by the provisions of Section 1), then (i) all obligations of the Guarantor under this Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor any Guarantor Related Person shall have any liability to the Guaranteed Party with respect to the transactions contemplated by the Merger Agreement, the Equity Commitment Letter or under this Guarantee.

10.           GOVERNING LAW.

(a)           This Guarantee shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of the law of any jurisdiction other than those of the State of Delaware.

(b)           The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Guarantee or the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware.  Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 8; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Guarantee or the Transactions may not be enforced in or by any of the above named courts.

11.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR THE TRANSACTIONS.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE AND THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTEE, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.           AMENDMENTS. This Guarantee may not be amended, supplemented, waived or otherwise modified except by an instrument in writing signed by the Guarantor and the Guaranteed Party.

13.           SEVERABILITY.  If any term, provision, covenant or restriction of this Guarantee is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Guarantee shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.  Notwithstanding the foregoing, this Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 and to the provisions of Sections 6 through 9 hereof.

14.           ENTIRE AGREEMENT.  This Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings and agreements, whether written or oral, among Parent and the Guarantor or any of their Affiliates, on the one hand, and the Guaranteed Party and any of its Affiliates, on the other hand, except for the Merger Agreement, the Equity Commitment Letter, the Confidentiality Agreement and the other agreements related thereto and entered into on the date hereof.

15.           NO THIRD PARTY BENEFICIARIES.  Except for the rights of the Guarantor Related Parties provided under Section 6, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

16.           INTERPRETATION.  All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

17.           CONFIDENTIALITY. This Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger Agreement.  This Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Commitment Letters), except with the written consent of the Guarantor; provided, that the Guaranteed Party may disclose this Guarantee (a) to its officers, directors, advisors and other authorized representatives, or (b) to the extent required by applicable Law, the applicable rules of any national securities exchange, in connection with any securities regulatory agency filings relating to the transactions contemplated by the Merger Agreement or in connection with the enforcement of any of its rights hereunder.

18.           COUNTERPARTS.  This Guarantee may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

KKR NORTH AMERICA FUND XI L.P.

By:	KKR Associates North America XI L.P., its general partner

By:	KKR North America XI Limited, its general partner

By:	/s/ David J. Sorkin
	Name:	David J. Sorkin
	Title:	Director

[Signature Page to Guarantee]

Acknowledged and accepted:

WEBMD HEALTH CORP.

By:	/s/ Steven L. Zatz, M.D.
	Name:	Steven L. Zatz, M.D.
	Title:	Chief Executive Officer

[Signature Page to Guarantee]